Exhibit 10.76

Execution Copy

ANTIZOL®

PRODUCT RIGHTS ACQUISITION AGREEMENT

Dated as of August 1, 2008

by and among

JPI COMMERCIAL, LLC,

JAZZ PHARMACEUTICALS, INC.

and

PALADIN LABS (BARBADOS) INC.

PALADIN LABS (USA) INC.

ANTIZOL®

PRODUCT RIGHTS ACQUISITION AGREEMENT

This Antizol® Product Rights Acquisition Agreement (with the attached Exhibits and Schedules the “Agreement”) is entered into as of the 1st day of August, 2008 (“Effective Date”) by and among Paladin Labs (Barbados) Inc. (“PURCHASER”), a Barbados corporation, Paladin Labs (USA) Inc., a Delaware corporation (“P-USA”), Jazz Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and JPI Commercial, LLC., a Delaware limited liability company (“JPIC,” and, together with Parent, “SELLER”)

A. SELLER owns the rights to the Product (as defined below) and certain associated rights and assets.

B. SELLER desires to sell and transfer to PURCHASER, and PURCHASER desires to acquire and assume from SELLER, all right, title and interest in and to the Product and certain related assets and liabilities, all on the terms and subject to the conditions in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, the parties agree as follows:

1. Definitions

1.1. “Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.2. “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For purposes of this definition “control” shall mean (i) ownership of fifty percent (50%) or more of the voting power entitled to vote for the election of directors, in the case of a corporation, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise.

1.3. “Assigned Contracts” means those agreements listed on Exhibit A attached hereto.

1.4. “Assigned Domain Names” means the Domain Names which are owned, licensed or otherwise controlled by SELLER and which are necessary or appropriate for the manufacture, production, distribution, marketing and/or use of the Product, including those listed in Exhibit B attached hereto.

1.5. “Assigned Patent Rights” means the Patent Rights which are owned, licensed or otherwise controlled by SELLER and which are necessary or appropriate for the manufacture, production, distribution, marketing and/or use of the Product, including those listed in Schedule 1 to Exhibit E attached hereto, including any patent(s) issuing therefrom.

1.6. “Assigned Trademarks” means the Trademarks which are owned, licensed or otherwise controlled by SELLER and which are necessary or appropriate for the manufacture, production, distribution, marketing and/or use of the Product, including those listed in Schedule 1 to Exhibit D attached hereto.

1.7. “Assumed Liabilities” has the meaning set forth in Section 2.3

1.8. “Business Records” has the meaning set forth in Section 2.1.

1.9. “Claims” has the meaning set forth in Section 8.2.

1.10. “Closing Date” means August 5, 2008.

1.11. “Closing Payment” has the meaning set forth in Section 3.1(a).

1.12. “Confidentiality Agreement” means the letter agreement between the parties dated September 14, 2005, as amended from time to time, covering the confidentiality of certain information relating to the Product.

1.13. “Contracts” means all contracts, agreements, licenses, supply contracts, purchase orders, sales orders, and other instruments, commitments, obligations, arrangements or understandings, whether written or oral.

1.14. “Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

1.15. “Encumbrances” means any and all liens, claims, charges, security interests, mortgages, easements, covenants, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

1.16. “Excluded Arrangements” has the meaning set forth in Section 2.6.

1.17. “Excluded Assets” means all assets of SELLER other than the Purchased Assets.

1.18. “Excluded Liabilities” means all liabilities of SELLER other than the Assumed Liabilities.

1.19. “FDA” means the United States Food and Drug Administration or any successor United States government agency performing similar functions with respect to pharmaceutical products.

1.20. “Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency, department, board or commission or other authority thereof; any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority; or any arbitrator.

1.21. “Governmental Order” means any decision, ruling, order, charge, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

1.22. “Government Program Payment” has the meaning set forth in Section 2.3(e).

1.23. “Inventory” means all of the Product components, finished goods and work in process inventory owned by SELLER as of the Effective Date.

1.24. “Law” means any applicable U.S. or foreign, supranational, national, federal, state, provincial, local or common law, act, statute, ordinance, regulation, rule or code promulgated by a Governmental Authority and any Governmental Order.

1.25. “Net Sales” means the gross amounts invoiced by PURCHASER and its affiliates and sublicensees on all sales of the Product to independent unrelated third parties in bona fide arms’ length transactions (including, but not limited to, hospital sales, mail orders, retail sales, and sales to federal or state governments, wholesalers, medical institutions, etc.), less (a) transportation and freight charges, including insurance and handling, to the extent that such charges are included in the gross amounts invoiced in connection with the transport of the Product; (b) sales, use and excise taxes, value added taxes, and duties which fall due and are paid as a consequence of such sales by the party or its affiliates or sublicensees and any other governmental charges imposed upon the importation, use or sale of the Product; and (c) the following deductions actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to the party or its Affiliates: (i) trade, quantity and cash discounts; (ii) allowances or credits on account of rejection, defects, recall or returns of a Product or on account of retroactive price reductions or wholesaler chargebacks affecting the Product; and (iii) rebates, refunds, reductions and charge backs specifically related to the Product including those granted to insurers, buying groups, government agencies or similar bodies. “Net Sales” shall not include any sales among a party and its affiliates and sublicensees and for purposes of this Net Sales definition, PURCHASER shall mean PURCHASER and any subsequent purchasers of all or some of the rights to either or both of Antizol® (fomepizole) or Antizol-Vet® (fomepizole).

1.26. “Patent Rights” means all patents and patent applications, including any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, and any and all divisionals, continuations and continuations-in-part.

1.27. “Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

1.28. “Product” means either or both of the products Antizol® (fomepizole) and Antizol-Vet® (fomepizole) in the current commercial form sold by or on behalf of SELLER.

1.29. “Product Information” has the meaning set forth in Section 2.1.

1.30. “Product Payment Term” has the meaning set forth in Section 3.3(a).

1.31. “Product Payment Year” has the meaning set forth in Section 3.3(b).

1.32. “Product Registrations” means the Product NDA, IND, DIN and other registrations, authorizations and approvals of any regulatory authority, necessary for the commercialization of the Product, owned by the SELLER and existing as of the Effective Date.

1.33. “Purchased Assets” has the meaning set forth in Section 2.1.

1.34. “Registration Office” means the United States Patent and Trademark Office or equivalent authorities anywhere in the world.

1.35. “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives.

1.36. “Transition Services End Date” has the meaning assigned such term in the Transition Services Agreement between Jazz Pharmaceuticals, Inc. and Paladin Labs (Barbados) Inc. and dated the date herein.

1.37. “Trademarks” means all trademarks, service marks, logos, trade dress and trade names indicating the source of the Product all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

1.38. “Trademark Assignment” means the assignment substantially in the form attached as Exhibit D hereto.

1.39. “Transition Services Agreement” has the meaning set forth in Section 4.3(c).

2. Transfer of Purchased Assets and Assumption of Assumed Liabilities

2.1 Transfer of Assets. Effective as of the Effective Date, and subject to the terms and conditions of this Agreement, SELLER shall sell, assign, convey and transfer to or to the order of PURCHASER, and PURCHASER (and/or the Person designated by PURCHASER) hereby purchases and accepts from SELLER, all of the right, title and interest in, to and under the following assets (collectively, the “Purchased Assets”):

(a) the Product Registrations (such transfer to be completed in accordance with Section 2.2 below);

(b) Inventory and any Product-specific packaging components, to the extent owned by SELLER, whether in the possession of SELLER or in the possession of any third party and held for the benefit of SELLER;

(c) all rights and incidents of SELLER under the Assigned Contracts;

(d) the Assigned Domain Names;

(e) the Assigned Trademarks;

(f) the Assigned Patent Rights;

(g) copies of all books and records of SELLER and, to the extent SELLER has knowledge and possession of them, Orphan Medical, relating to the Product from January 1, 2005 to the present; provided that if such books and records contain information related to other products, services or businesses of SELLER, the information relating solely to such other products, services or businesses may be redacted (“Business Records”);

(h) lists of customers, including hospitals, and suppliers of the Product, including in the case of suppliers information concerning historical purchase orders and other correspondence from June 24, 2005 to present;

(i) except as otherwise described in this Agreement, all rights, claims and causes of action that are related to any of the Assumed Liabilities or any of the Purchased Assets, but excluding rights, claims and causes of action that are related to Excluded Liabilities;

(j) except as otherwise described in this Agreement, all rights, claims and credits of SELLER under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the Product on or after the Effective Date (but excluding any such items arising under insurance policies);

(k) the know-how and other intellectual property rights in possession or control of Seller and used for the Product, including the specifications, results of pre-clinical and clinical trials, data and documentation and other information regarding but not limited to inventions, designs, discoveries, developments, processes, manufacture, formulations, analytical and quality control, distribution, sale and/or use of the Product to which SELLER has rights;

(l) all goodwill associated with the Purchased Assets; and

(m) to the extent such information is within the possession of, or available to, SELLER as of the Effective Date, copies of the following:

(i) files pertaining to the Product Registrations in the United States of America, including material correspondence with the FDA;

(ii) clinical data relating to the Product;

(iii) technical, chemical, pharmacological and toxicological data generated specifically for the Product, if any; and

(iv) promotional and marketing materials used specifically with respect to the Product, including advertising materials, price lists, sales materials, marketing information, artwork for the production of packaging components and other materials associated solely and specifically with the Product (items i, ii, iii and iv together, “Product Information”).

All Purchased Assets will be delivered via electronic transfer to the extent reasonably practicable, and the delivery of any tangible Purchased Assets shall occur as promptly as reasonably practicable on or after the Closing Date; provided, however, that both parties, together, may agree to delay any delivery of the foregoing to accomplish the purposes of the Transition Services Agreement. The filing of the assignment form for the Assigned Trademarks with the U.S. Patent and Trademark Office, and any required actions ancillary thereto, shall be the sole responsibility of PURCHASER. SELLER may retain a copy of the documentation that it delivers to PURCHASER hereunder to monitor its obligations hereunder and to comply with all Laws and Agreements.

2.2 Filings Regarding Transfer of Product Registrations. SELLER and PURCHASER will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the Product Registrations. Promptly after the Closing Date, the parties shall file with the FDA, and any other relevant regulatory authorities where SELLER has the right to do so, all information required in order to transfer the Product Registrations from SELLER to PURCHASER. SELLER shall file the information required of a former owner, and PURCHASER shall file the information required of a new owner, at each party’s own expense. Both parties also agree to use commercially reasonable efforts to take any actions required by regulatory authorities or other government/health agencies to effect the transfer of the Product Registrations from SELLER to PURCHASER. The parties agree to use commercially reasonable efforts to complete the filing of the transfer of the Product Registrations within ten (10) business days after the Closing Date; provided, however, that both parties, together, may agree to delay the filing as reasonably necessary to assist in the transition of the Product from SELLER to PURCHASER. SELLER may retain a copy of the Product Registrations to monitor its obligations hereunder and its compliance with all Laws.

2.3 Assumed Liabilities. Effective as of the Effective Date, PURCHASER assumes, and agrees to perform and discharge when due, except to the extent contested in good faith, and in all cases in accordance with the respective terms and subject to the respective conditions thereof, all of the following (collectively, the “Assumed Liabilities”):

(a) all actions and claims (including any liabilities relating to voluntary or involuntary recalls of Product or use of the Trademark) resulting from the sale of the Product made on or after the Effective Date ;

(b) all obligations incurred on and after the Effective Date under the Assigned Contracts;

(c) all liabilities arising on and after the Effective Date relating to the Purchased Assets;

(d) any returns of Product received after the Effective Date;

(e) all Product-related chargebacks, rebates or any other post-sale rebates, refunds, Medicare reimbursements, price adjustments and other similar payments, credits or liabilities received after the Effective Date, except that SELLER shall be responsible for any such payments related to the invoices received from Medicare, Medicaid and state programs for the sales of Products for the period ending September 30, 2008 (the “Government Program Payment”); and

(f) all Product-related credits, utilization-based rebates, reimbursements, and similar payments to buying groups, insurers and other institutions received after the Effective Date.

2.4 Claims with Respect to Assumed Liabilities. In the event of any claim against PURCHASER with respect to any of the Assumed Liabilities, PURCHASER shall have, and SELLER hereby assigns to PURCHASER, any defense, counterclaim or right of setoff that would have been available to SELLER if such claim had been asserted against SELLER.

2.5 Excluded Liabilities. PURCHASER is not assuming, and shall not be required to pay, perform or discharge, any of the Excluded Liabilities.

2.6 Excluded Arrangements. Contracts, commercial relationships and arrangements relating to Integrated Commercialization Solutions, Inc., are not being assigned or transferred to PURCHASER under this Agreement (the “Excluded Arrangements”). PURCHASER acknowledges that PURCHASER will need to make its own arrangements for the distribution of the Product in the United States.

2.7 Inventory. The Inventory and Product-specific packaging components referred to in Section 2.1(h) shall be sold by SELLER directly to P-USA who shall purchase same. The Inventory to be purchased by P-USA is as set forth in Exhibit C. Such Inventory shall be delivered by SELLER to P-USA (or as P-USA may direct). P-USA shall buy such Inventory at no more than the price paid by SELLER (as set forth in Exhibit C). SELLER represents and warrants that the price to be paid by P-USA for the Inventory is no more than the price SELLER paid for the Inventory without any mark-up, provided that any finished product Inventory, having a shelf life of thirty six (36) months or less determined from the Effective Date, shall be provided to P-USA without any charge from SELLER. SELLER shall provide PURCHASER and its auditors with such information from and access to its books and records so as to be able to verify the cost amount to SELLER of such Inventory.

3. Payments. All payments described in this Agreement are in US Dollars unless otherwise indicated. In consideration of the transfer to PURCHASER and P-USA of the Purchased Assets and the assumption by PURCHASER of the Assumed Liabilities, PURCHASER shall pay the following non-refundable, non-creditable payments to SELLER:

3.1 Upfront Payment. $5.5 million by wire transfer on the Closing Date (the “Closing Payment”) payable by PUCHASER.

3.2 Payment for Inventory. The price paid by P-USA for the Inventory as set forth on Exhibit C and as determined in accordance with Section 2.7.

3.3 Product Payments on Net Sales of Product.

(a) Product Payment Term. Product Payments as provided in this Section 3.3 will be payable by PURCHASER to SELLER on an annual basis during the period commencing on October 1, 2008 and ending on September 30, 2011 (the “Product Payment Term”).

(b) Product Payments. Throughout the Product Payment Term, product payments will be paid on Net Sales for each consecutive 12 month period beginning on October 1, 2008 (each a “Product Payment Year”) as follows:

On Net Sales in any Product Payment Year	Product Payment Rate
Up to $1,750,000	0%
On that portion of Net Sales that are more than $1,750,000 and up to $3,250,000	20%
On that portion of Net Sales that are more than $3,250,000	60%

3.4 Manner of Payment; Reports. Payments to SELLER due under Section 3.3 will be made within sixty (60) days after the end of each Product Payment Year with respect to Net Sales of the Product during such Product Payment Year. Within sixty (60) days after the end of each calendar quarter during the Product Payment Term, PURCHASER will provide a report to SELLER setting forth the number of units of Product sold for each of Antizol and Antizol-Vet, the gross sales and Net Sales of the Product (stating Antizol and Antizol-Vet separately). Within sixty (60) days after the end of the Product Payment Year, PURCHASER will provide a report to SELLER setting forth the calculations determining the amounts payable, if any, to SELLER for the Product Payment Year, including, without limitation the number of units of Product sold for each of Antizol and Antizol-Vet, the gross sales and Net Sales of the Product (stating Antizol and Antizol-Vet separately), the product payments payable, the method used to calculate the product payments, and the exchange rates used.

3.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of one percent (1.0%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the SELLER from exercising any other rights it may have as a consequence of the lateness of any payment.

3.6 Records; Audits. For a period of four (4) years beginning on the Closing Date, PURCHASER will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product by itself, its Affiliates and their respective sublicensees, in sufficient detail to permit the SELLER to confirm the accuracy of all payments due hereunder. SELLER shall have the right to cause an independent, certified public accountant reasonably acceptable to the PURCHASER to audit such records to confirm such Net Sales, product payments and other payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the PURCHASER, and subject to an appropriate confidentiality agreement. Prompt adjustments shall be made by the parties to reflect the results of such audit. SELLER shall bear the full cost of such audit unless such audit discloses an underpayment by the PURCHASER of at least the greater of (i) $25,000 or (ii) five percent (5%) of the amount of product payments or other payments due under this Agreement for the period audited, in which case the PURCHASER will pay the full cost of such audit.

3.7 Purchase Price Allocation. To the extent permitted by Law and the parties respective independent accountants, the purchase price shall be allocated among the Purchased Assets in the manner set forth in Exhibit F hereto.

4. Closing.

4.1 Closing Deliveries by PURCHASER. On the Closing Date, PURCHASER shall deliver or cause to be delivered to SELLER:

(a) A certificate of insurance evidencing worldwide coverage and products liability limits equal to at least $5 million;

(b) An amount equal to the Closing Payment plus payment for the Inventory, by wire transfer of immediately available funds to such account as SELLER may direct;

(c) Such further instruments and documents as may be required to be delivered by PURCHASER pursuant to the terms of this Agreement or as may be reasonably requested by SELLER in connection with the closing of the transactions contemplated hereby or to complete the assumption by PURCHASER of the Assumed Liabilities.

4.2 Closing Deliveries by SELLER. On the Closing Date, SELLER shall deliver or cause to be delivered to PURCHASER:

(a) Subject to Section 2.1, possession of the Purchased Assets, including all Assigned Contracts, Business Records and Product Information of SELLER, to the extent in SELLER’s possession or control and not previously provided to PURCHASER;

(b) The Trademark Assignment executed by SELLER;

(c) The Transition Services Agreement between SELLER and PURCHASER dated the Closing Date describing the services to be provided by SELLER during the Transition Services Period as described therein.

(d) Such further instruments and documents as may be required to be delivered by SELLER pursuant to the terms of this Agreement or as may be reasonably requested by PURCHASER in connection with the closing of the transactions contemplated hereby or to complete the transfer of the Purchased Assets to PURCHASER.

4.4 Post-Closing Accounting. To the extent that, after the Effective Date, (i) PURCHASER or any of its Affiliates receive any payment that is for an account of SELLER according to the terms of this Agreement, or SELLER makes a payment on behalf of PURCHASER, PURCHASER shall deliver such amount to SELLER, or (ii) SELLER or any of its Affiliates receive any payment that is for the account of PURCHASER or any of its Affiliates according to the terms of this Agreement, or PURCHASER makes a payment on behalf of SELLER, SELLER shall deliver such amount to PURCHASER. All amounts due and payable under this Section 4.4, if any, shall be due and payable by the applicable party in immediately available funds, by wire transfer to an account designated in writing by the other party and shall be delivered to the other party on the later of fifteen (15) days after completion of the Services (as defined in the Transition Services Agreement) or thirty (30) days after receipt thereof.

5. Representations and Warranties

5.1 Representations and Warranties of PURCHASER. PURCHASER hereby represents and warrants to SELLER, as of the Closing Date, as follows:

(a) Organization. PURCHASER is a corporation duly organized, validly existing and in good standing under the Laws of Barbados, with full corporate power and authority to conduct its business and consummate the transactions contemplated hereby.

(b) Authority. The execution, delivery and performance of this Agreement by PURCHASER, and any instruments and ancillary documents to be delivered by PURCHASER prior to or on the Closing Date, have been duly and validly authorized by all necessary corporate proceedings. This Agreement has been duly authorized, executed and delivered by PURCHASER. This Agreement constitutes the legal, valid and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms, except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in an action at law or in equity). PURCHASER has the requisite corporate power and authority to perform its obligations under this Agreement.

(c) No Violation or Conflict. The execution, delivery and the performance of this Agreement by PURCHASER, and the consummation of the transactions contemplated hereby, do not and will not conflict with, violate or constitute or result in a default (or give rise to a right of termination, cancellation or acceleration, whether after the giving of notice or the lapse of time or both) under any Law or Governmental Order, the certificate of incorporation or bylaws of PURCHASER, or any Contract to which PURCHASER is a party or by which PURCHASER is bound.

(d) No Government Restrictions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to PURCHASER in connection with the execution, delivery and performance of this Agreement by PURCHASER and the consummation of the transactions contemplated hereby and thereby, except in connection with the transfer of the Product Registrations.

(e) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to PURCHASER’s knowledge, threatened by or against PURCHASER with respect to the transactions contemplated hereby, at law or in equity or before or by any Governmental Authority.

(f) Financial Ability; Sufficient Funds. PURCHASER has the financial ability to complete the transactions contemplated herein.

(g) Insurance. PURCHASER has products liability insurance of at least $5 million.

(h) Debarrment. PURCHASER is not currently excluded, debarred, suspended or otherwise ineligible to participate in US Federal health care programs or in US Federal procurement or nonprocurement programs.

5.2 Representations and Warranties of SELLER. Parent on behalf of itself and JPIC, hereby represents and warrants to PURCHASER, as of the Closing Date as follows:

(a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and JPIC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. SELLER has full corporate power and authority to own, license, use, lease and operate the Purchased Assets, to conduct its business and consummate the transactions contemplated hereby.

(b) Authority. The execution, delivery and performance of this Agreement by SELLER, and any instruments and ancillary documents to be delivered by SELLER on the Closing Date, have been duly and validly authorized by all necessary corporate proceedings. This Agreement has been duly authorized, executed and delivered by SELLER. This Agreement constitutes the legal, valid and binding obligations of SELLER, enforceable in accordance with their respective terms, except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in an Action at law or in equity). SELLER has the requisite corporate power and authority to execute and deliver this Agreement, as applicable, and to perform its obligations under this Agreement, as applicable.

(c) No Violation or Conflict. The execution, delivery and performance of this Agreement by SELLER, and the consummation of the transactions contemplated hereby, (i) do not and will not conflict with, violate or constitute or result in a default, or give rise to a right of termination, cancellation or acceleration, or give rise to any claim, (whether after the giving of notice or the lapse of time or both) under any Law or Governmental Order, the certificate of incorporation or bylaws of Parent or JPIC or any Contract to which SELLER is a party or by which SELLER is bound, including, without limitation, any of the Assigned Contracts, and (ii) do not and will not result in the creation or imposition of any Encumbrance of any kind on, or liability with respect to, the Purchased Assets or the Assigned Contracts.

(d) No Government Restrictions. Except as is set out in Exhibit D hereto in connection with the transfer of the Product Registrations and the Assigned Trademarks, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to SELLER in connection with the execution, delivery and performance of this Agreement by SELLER, or the consummation of the transactions contemplated hereby or thereby.

(e) Purchased Assets and Assigned Contracts. (i) SELLER has good, valid and marketable title to all the Purchased Assets, free and clear of any and all Encumbrances, and will, subject to other provisions of this Agreement, convey to PURCHASER good, valid and marketable title to the Purchased Assets on the Effective Date, free and clear of any and all Encumbrances; (ii) SELLER will, subject to other provisions of this Agreement, validly assign the Assigned Contracts to PURCHASER on the Closing Date; and (iii) the Purchased Assets, the Assumed Liabilities and the Excluded Arrangements constitute all of SELLER’s existing rights, properties, assets, claims and material agreements and arrangements, whether tangible or intangible, used by SELLER to manufacture, produce, distribute, market and sell the Product.

(f) Inventors’ Claims. To SELLER’s knowledge, SELLER has cleared and settled all rights, which employee inventors, third party inventors or licensors may have to the Purchased Assets.

(g) Maintenance. SELLER has properly maintained its own costs to properly maintain the Assigned Domain Names, Assigned Trademarks and the Assigned Patent Rights, in particular, SELLER applied and is applying in a timely manner for renewals, paid and is paying when due all registration fees.

(h) No Infringement. To SELLER’s knowledge, the intellectual property forming part of the Purchased Assets does not infringe any third party rights nor can any third party claim the invalidity or unenforceability of any of such intellectual property rights.

(i) No Requirements of Further Intellectual Property Rights. No intellectual property rights other than those forming part of the Purchased Assets are currently used by or, to SELLER’s knowledge, necessary for PURCHASER to manufacture and sell the Products.

(j) Performance of Assigned Contracts. The Assigned Contracts are in full force and effect and are enforceable against the parties thereto in accordance with their terms. No party to the Assigned Contracts has given or, to SELLER’s knowledge, is reasonably likely to give notice of termination. SELLER has not received any written information regarding any actual or possible violation of any Assigned Contract. To SELLER’s knowledge, no party to the Assigned Contracts is in breach of such agreement or is or is reasonably likely to become unable to meet its obligations, and the execution or consummation of this Agreement does not trigger any rights of any party to the Assigned Contracts.

(k) Compliance with Laws. To SELLER’s knowledge, since June 24, 2005, the manufacture, production, distribution, marketing and sale of the Product are and have been in material compliance with all applicable laws, regulations or with any administrative order. Since June 24, 2005, no material non-compliance with applicable laws and regulations or with any administrative order has been alleged and, to SELLER’s knowledge, there are no circumstances which would justify such allegations.

(l) Consents and Approvals. There are no authorizations, consents or approvals of any governmental authority or other person required as a condition to the consummation of the transactions contemplated by this Agreement and such consummation shall not cause the breach or violation of any of the provisions to or constitute a default under or conflict with or cause the acceleration of any obligation or right relating to the Assigned Contracts or any of the other Purchased Assets.

(m) Business Records. The Business Records fairly and accurately set out and disclose all applicable information and transactions relating to the Product.

(n) Inventory. The Inventory does not include any material items which are below standard quality or quantity or are not useable or saleable in the normal course of business.

(o) Litigation. There are no claims, actions, suits, proceedings or investigations pending by or against SELLER or threatened by or to SELLER’s knowledge against SELLER, with respect to the transactions contemplated hereby, or any of the Purchased Assets or the Assumed Liabilities, at law or in equity or before or by any Governmental Authority.

(p) Insurance. SELLER has products liability insurance of at least $5 million.

(q) Compliance with Law. SELLER is not, in default under or in violation of, or charged with any violation of, any Law in connection with the Purchased Assets or Assumed Liabilities.

(r) Financial Information. SELLER has provided all material historical sales information relating to the Product for the calendar years 2005, 2006, 2007 and the first and second quarters of 2008 in SELLER’s possession. Such information was derived from the financial statements of SELLER and for the period from June 24, 2005, was prepared by Parent in good faith and on a consistent basis. To SELLER’s knowledge, such information fairly presents, in all material respects, the sales of the Product by SELLER for the periods shown. No representations or warranties whatsoever are made with respect to any financial projections that may have been provided by SELLER or any sales expectations of PURCHASER.

5.3 Brokers. Each party represents to the other party that no agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated hereby.

5.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER TRANSFERS THE PURCHASED ASSETS “AS IS,” AND SELLER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCT AND THE PURCHASED ASSETS.

5.5 Survival of Representations/Warranties. Any claims made pursuant to the representations and warranties contained in this Article 5 and the indemnification with respect thereto pursuant to Article 8 must be made within a period of thirty-six (36) months after the Closing Date.

6. Covenants.

6.1. Covenants of SELLER. In furtherance of the provisions of this Agreement, SELLER undertakes the following:

(a) Post-Closing Orders and Payments. Except as otherwise required by the Transition Services Agreement, SELLER shall promptly deliver to PURCHASER any purchase orders for the Product received by SELLER on or after the Effective Date, and refer all inquiries it receives with respect to the Product, to PURCHASER or its designee.

(b) Legally Required Chargebacks, Rebate, and Refund Requests. SELLER shall promptly pay the Government Program Payment. SELLER shall also promptly pay, on PURCHASER’s behalf, any other payment requests following the Effective Date relating to rebates, refunds, price adjustments and other similar payments, credits or liabilities that are required to be paid by it due to legal or regulatory requirements and which are otherwise an Assumed Liability, and will invoice PURCHASER monthly for any such payments made by SELLER.

(c) Chargebacks, Rebate, and Refund Requests. SELLER shall promptly deliver to PURCHASER any requests received after July 31, 2008, and not required to be paid by it pursuant to Section 6.1(b), relating to rebates, refunds, price adjustments and other similar payments, credits or liabilities that are Assumed Liabilities.

(d) Ash Stevens Agreement. SELLER shall not waive its rights under the Agreement with Ash Stevens, Inc. dated September 30, 1996 between Ash Stevens, Inc. and Orphan Medical, Inc. whereby Ash Stevens agrees not to manufacture fomepizole. SELLER agrees that, upon written request of PURCHASER, SELLER will enforce its rights against Ash Stevens; provided, however, that PURCHASER shall be responsible for and shall pay for all costs and expenses, including attorney’s fees of SELLER related to such enforcement.

(e) Further Assurances. SELLER shall use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose SELLER, at the request of PURCHASER following the Closing Date, will, without further consideration, execute and deliver, or cause to be executed and delivered, to PURCHASER such other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to PURCHASER, as PURCHASER may reasonably deem necessary to implement the provisions of this Agreement; provided, however, that SELLER shall not be required to do anything pursuant to this Section 6.1(e) that serves to increase SELLER’s liabilities to PURCHASER.

6.2 Covenants of PURCHASER. In furtherance of the provisions of this Agreement, PURCHASER undertakes the following:

(a) Commercial Diligence. PURCHASER shall use commercially reasonable efforts to market and sell the Product in the United States and Canada, it being agreed that PURCHASER shall not be required to undertake any marketing and sales activities that exceed SELLER’s own efforts in this regard.

(b) References to SELLER; Labeling and Promotional Materials. PURCHASER shall use its commercially reasonable efforts as soon as practicable, but in no event later than seventy-five (75) days following the Closing Date, to label and package the Product and all related promotional and other written materials to omit SELLER’s names.

(c) New NDC Number. PURCHASER shall generate a new NDC number for the Product as soon as possible after the Closing Date, but in no event later than sixty (60) days after the Closing Date.

(d) Reimbursement for Legally Required Payments. PURCHASER shall pay within thirty (30) days of receipt any invoices received by it pursuant to Section 6.1(b) by wire transfer to an account designated by SELLER or other method designated in writing by SELLER.

(e) Further Assurances. PURCHASER shall use its commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose PURCHASER, at the request of SELLER for up to one hundred eighty (180) days following the Closing Date, will, without further consideration, execute and deliver, or cause to be executed and delivered, to SELLER such other instruments in addition to those specifically referred to in this Agreement, in form and substance satisfactory to SELLER, as SELLER may reasonably deem necessary to implement the provisions of this Agreement, as SELLER may reasonably deem necessary to implement the provisions of this Agreement; provided, however, that PURCHASER shall not be required to do anything pursuant to this Section 6.2(d) that serves to increase PURCHASER’s liabilities to SELLER.

(f) Regulatory Requirements. PURCHASER shall provide a written confirmation to SELLER certified by an authorized officer of PURCHASER (the “NDC Certification”) that (i) the last Product with Parent’s NDC number on it has been sold or destroyed; (ii) the date of such last sale or destruction (the “Last NDC Sale Date”); (iii) the expiration date of the last Product sold with Parent’s NDC number on it; and (iv) confirmation that no further Product will be sold with Parent’s NDC number on it. PURCHASER shall provide the NDC Certification to Parent within ten (10) business days of the Last NDC Sale Date. PURCHASER agrees to provide SELLER sales transaction data as reasonably required by SELLER for purposes of calculating and reporting to government agencies as required by Law and within fifteen (15) days after the end of each calendar month after the Closing Date up to and including one year after the calendar quarter containing the Last NDC Sale Date (the “Final Reporting Date”). If PURCHASER continues to use ICS as their distributor, to satisfy the above requirement PURCHASER shall allow SELLER access to and SELLER shall access PURCAHSER’s sales data via ICS reports and SELLER shall calculate unit Average Manufacturers Price, Best Price, Average Selling Price, Non-Federal Average Manufacturing Price, and Federal Ceiling Price, each as defined by the Centers for Medicare and Medicaid Services and the Department for Veteran’s Affairs for the Product and shall provide such results. Following the Closing Date, PURCHASER shall use commercially reasonable efforts to enter into the following agreements: a Rebate Agreement with the Centers for Medicare and Medicaid Services, a Pharmaceutical Pricing Agreement with the Secretary of Veteran Affairs for purposes of the Veterans Health Care Act of 1992, and a Pharmaceutical Pricing Agreement with the Secretary of Health & Human Services for purposes of the Veterans Health Care Act of 1992.

(g) Insurance. For the period ending on the third anniversary of the Closing Date, PURCHASER shall provide SELLER with no less than thirty (30) days’ advance notice of the cancellation or non-renewal of the insurance referred to in Section 4.1.

6.3 Survival of Covenants. Any claims made pursuant to the covenants contained in this Article 6, other than in Section 6.2(a) and the indemnification with respect thereto pursuant to Article 8 must be made, except where otherwise expressly provided for in this Agreement, within a period of thirty-six (36) months following the Closing Date. The foregoing shall not limit the covenant set forth in Section 6.1(d) which shall survive closing indefinitely.

6.4 Access to Information. After the Closing Date, SELLER and PURCHASER shall provide to each other and to their respective officers, employees, counsel and other Representatives, upon request, reasonable access for inspection and copying of all information and documents relating to the Purchased Assets or the Assumed Liabilities on a reasonable basis consistent with the value of the Product and their respective level of experience with the Product, and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Purchased Assets or the Assumed Liabilities and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Authority, (ii) assert or defend any action or allegation in any litigation or arbitration or in any administrative or legal proceeding, other than actions or allegations that one party to this Agreement has asserted against the other, or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to information and documents contemplated by this Section 6.4 shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Each party hereto agrees for a period extending five (5) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party, shall agree in writing to take possession thereof during the ten-day period after such offer is made.

6.5 Bulk Sales Laws. PURCHASER hereby waives, in connection with the transactions contemplated by this Agreement, compliance with the “bulk sales” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where SELLER owns assets to be conveyed to PURCHASER hereunder and other similar bulk transfer notice provisions other than bulk sale tax notice provisions.

7. Confidentiality This Agreement and the Transition Services Agreement are Confidential Information under and are subject to the terms and conditions of the Confidentiality Agreement.

8. Remedies; Indemnification

8.1 Remedy for Breach. After the Closing Date the sole and exclusive remedy of PURCHASER, on the one hand, and SELLER, on the other hand, for any breach or inaccuracy of any representation or warranty, or any breach of any covenant, under this Agreement by the other party hereto (except for breach of the covenant set forth in Section 6.2(a)) shall be the indemnities contained in this Article 8. SELLER and PURCHASER agree to use all commercially reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this Article 8.

8.2 Indemnification by Parent. Parent shall indemnify PURCHASER and its Affiliates and their respective stockholders, officers, directors, employees and agents (the “PURCHASER Group”) against and agrees to hold the PURCHASER Group harmless from any and all damages, losses, liabilities, claims, expenses, costs (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding related to the actions contemplated herein) (collectively, “Claims”) that may be asserted against or paid, incurred or suffered by the PURCHASER Group directly or indirectly arising out of, resulting from or based on (and in all cases subject to the time limitations set forth in Section 8.1) (a) any misrepresentation or breach of any representation or warranty made by SELLER herein; (b) any failure of SELLER to perform or observe any covenant made by SELLER herein; and (c) any Excluded Liability.

8.3 Indemnification by PURCHASER. PURCHASER shall indemnify each of Parent and its Affiliates and their respective stockholders, officers, directors, employees and agents (the “SELLER Group”) against and agrees to hold the SELLER Group harmless from any and all Claims that may be asserted against or paid, incurred or suffered by the SELLER Group directly or indirectly arising out of, resulting from or based on (and in all cases subject to the time limitations set forth in Section 8.1) (a) any misrepresentation or breach of or inaccuracy in any representation or warranty made by PURCHASER herein; (b) any failure of PURCHASER to perform or observe any covenant made by PURCHASER herein; (c) any Assumed Liability.

8.4 Notice. A party seeking indemnification pursuant to Section 8.2 or 8.3 (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any Claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 8.7 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

8.5 Participation in Defense. The Indemnifying Party shall assume the defense of any action, suit or proceeding involving a third party, at its own expense. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.6 Settlement. The Indemnifying Party shall not be liable under this Article 8 for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Article 8 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

8.7 Limitations on Liability. Notwithstanding anything to the contrary set forth elsewhere herein but subject to the following sentence, (a) no amounts of indemnity shall be payable as a result of any claim arising out of this Section 8, unless and until the Indemnified Party has suffered, incurred or become subject to an aggregate indemnifiable loss in excess of Fifty Thousand United States Dollars (US$50,000) (the “Indemnification Threshold”) and (b) the aggregate cumulative payments to the PURCHASER Group as indemnification under this Article 8 for any Claims shall not exceed the Closing Payment paid by PURCHASER. Notwithstanding the foregoing, the limitations on liability herein stated shall not apply to any claim based on any Excluded Liability nor to a claim arising under Section 6.1(d).

9. Governing Law; Venue. This Agreement shall be construed, and the rights of the parties determined, in accordance with the Laws of the State of New York, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction. The parties agree that any action or proceeding arising out of or relating to this Agreement shall be brought in the United States District Court for the Southern District of New York. The parties agree further that neither will object to such forum based on forum non conveniens.

10. DISCLAIMER OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL PARENT, JPIC OR PURCHASER BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) OR AS A RESULT OF ANY BREACH OF WARRANTY HEREUNDER, INCLUDING BUT NOT LIMITED TO THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF SELLER OR PURCHASER OR OTHERWISE.

11. Miscellaneous

11.1 Publicity. SELLER and PURCHASER shall work together to prepare a mutually acceptable press release disclosing the transaction contemplated by this Agreement, for public release promptly after execution of this Agreement. Thereafter, each party will keep confidential and not disclose to third parties the terms of this Agreement, without the prior written consent of the other party, unless such terms must be disclosed by a party in order to comply with any duty of disclosure it may have pursuant to applicable Laws (including applicable securities Laws) or accounting or stock exchange disclosure obligations.

11.2 Assignment; Binding Effect. PURCHASER may assign all or any part of its rights and obligations under this Agreement (i) to any Affiliate of PURCHASER; or (ii) to any Person with which PURCHASER is merged or consolidated, or which purchases all or substantially all of its assets or its pharmaceutical business; provided, however, that no such assignment shall relieve PURCHASER of any of its obligations hereunder. SELLER may assign all or any part of its rights and obligations under this Agreement (i) to any Affiliate; or (ii) to any Person or entity with which Parent or JPIC is merged or consolidated or by which it is acquired, or which purchases all or substantially all of its assets; provided that any such assignee agrees to abide and perform all of SELLER’s obligations and duties under this Agreement. No assignment shall relieve the assigning party from its obligations hereunder. Each party shall promptly notify the other parties of any such assignment. Except as provided above, neither this Agreement nor any interest hereunder shall be assignable by any party without the prior written consent of the other parties, such consent not to be unreasonably withheld. No permitted assignment by a party pursuant to this Section 11.2 shall result in any additional expense to the other party or shall relieve the assigning party of its obligations hereunder. Any purported assignment in contravention of this Section 11.2, at the option of the nonassigning party, shall be null and void and of no effect. This Agreement shall be binding upon the permitted successors and assigns of the parties.

11.3 Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by e-mail, facsimile letter or overnight courier, or delivered by hand to SELLER or PURCHASER at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by e-mail or facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail or overnight courier. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the Person to whom it is sent. If delivered by a nationally recognized overnight courier service, notice shall be deemed given one day after having been dispatched. If delivered by hand, notice shall be deemed given when received.

If to PURCHASER, to:

Paladin Labs (Barbados) Inc.

c/o Paladin Labs Inc.

6111 Royalmount

Suite 102

Montreal, Quebec H4P 2T4

Canada

Attention: Business Development

Fax: (514) 344-4675

E-mail: mnawacki@paladin-labs.com

If to P-USA, to:

Paladin Labs (USA) Inc.

c/o Paladin Labs Inc.

6111 Royalmount

Suite 102

Montreal, Quebec H4P 2T4

Canada

Attention: Business Development

Fax: (514) 344-4675

E-mail: mnawacki@paladin-labs.com

If to Parent, to:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Attention: General Counsel

Fax: (650) 496-3781

E-mail: carol.gamble@jazzpharma.com

If to JPIC, to:

JPI Commercial, LLC.

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Attention: General Counsel

Fax: (650) 496-3781

E-mail: carol.gamble@jazzpharma.com

11.4 Counterparts. This Agreement may be executed in three counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by PURCHASER and delivered to SELLER and a counterpart has been signed by SELLER and delivered to PURCHASER.

11.5 Severability. If any one or more of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken from this Agreement, and in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision, and the remaining provisions of this Agreement shall remain in full force and effect.

11.6 Expenses, Taxes and Fees. Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Any possible value added, excise or transfer taxes or filing fees levied in connection with this Agreement shall be paid and borne solely by PURCHASER.

11.7 Entire Agreement. This Agreement and the Exhibits hereto, the Transition Services Agreement and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings and contract provisions and rights relating to the subject matter hereof.

11.8 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

11.9 No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10 Survival of Provisions. The parties acknowledge and agree that the provisions of Articles 5 (as provided in Section 5.5), 6 (as provided in Section 6.3), 7, 8, 9, 10, 11.1, 11.3, 11.8 and this Section 11.10 shall survive the breach or termination for any reason of this Agreement.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

JPIC COMMERCIAL, LLC		PALADIN LABS (BARDADOS) INC.

By:	/s/ Bob Myers	By:	/s/ Jonathan Goodman
Name:	Bob Myers	Name:	Jonathan Goodman
Title:	President	Title:	President & CEO

JAZZ PHARMACEUTICALS, INC.		PALADIN LABS (USA) INC.

By:	/s/ Bob Myers	By:	/s/ Jonathan Goodman
Name:	Bob Myers	Title:	Jonathan Goodman
Title:	President	Title:	President & CEO